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                                  EXHIBIT 21.1

SUBSIDIARIES OF YAHOO! INC.

Name                                    Jurisdiction of Incorporation
----                                    -----------------------------

Yahoo! Marketplace, L.L.C.              Delaware
Yahoo! UK Ltd.                          United Kingdom
Yahoo! Holdings Limited                 United Kingdom
Yahoo! France, SARL                     France
Yahoo! GmbH                             Germany